Exhibit 99.1

FOR IMMEDIATE RELEASE

SGH Announces CFO Transition Plan

Jack Pacheco, SGH COO and Former CFO, to Serve as Interim CFO

Reiterates Financial Guidance Provided on April 9, 2024

Milpitas, Calif. – May 14, 2024 – SMART Global Holdings, Inc. (“SGH” or the “Company”) (NASDAQ: SGH) today announced that Ken Rizvi, senior vice president and chief financial officer (“CFO”), will depart the Company on June 30, 2024 to pursue another opportunity. Effective upon Mr. Rizvi’s departure, Jack Pacheco, the Company’s chief operating officer (“COO”) and president of Memory Solutions, and its former CFO, will assume the role of interim CFO while the Company searches for a permanent successor.

“I want to thank Ken for his leadership and contributions to SGH. He leaves behind a stronger organization both operationally and financially. We are grateful for his work and wish him all the best in his new role,” commented Mark Adams, CEO. “As we continue our transformation, we remain focused on our growth in the high-performance, high-availability enterprise AI solutions market. We look forward to welcoming a new CFO who will help us continue to execute on this strategy.”

Mr. Rizvi added, “The transformation of SGH over the past several years has been remarkable. I am excited about the growth opportunities that lie ahead, leveraging the AI and HPC capabilities of our Penguin Solutions business. The last three years have been an amazing professional journey, and I am grateful to Mark and the team for the opportunity. I am proud of what we have accomplished together.”

Mr. Pacheco, who will take on the interim CFO role, brings extensive experience and institutional knowledge to the position as both COO and the former CFO, which will ensure continuity as the Company continues its growth strategy.

Additionally, SGH is reaffirming its financial outlook for the third quarter of fiscal 2024 as described in its earnings release on April 9, 2024.

About SMART Global Holdings – SGH

At SGH, we design, build, deploy, and manage high-performance, high-availability enterprise solutions that help our customers solve for the future. Across our computing, memory, and LED lines of business, we focus on serving our customers by providing deep technical knowledge and expertise, custom design engineering, build-to-order flexibility, and a commitment to best-in-class quality.

Investor Contact:	PR Contact:

Suzanne Schmidt	Valerie Sassani
Investor Relations	VP of Marketing and Communications
+1-510-360-8596	+1-510-941-8921
ir@sghcorp.com	pr@sghcorp.com